As filed with the Securities and Exchange Commission on March 7, 2014

Registration No. 333-194058

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 To

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Distance Education Holdings Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8200	N/A
(jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18th Floor, Xueyuan International Tower

1 Zhichun Road, Haidian District

Beijing 100083, People’s Republic of China

+86-10-8231-9999

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

Telephone: (212) 894-8940

(Name, address, and telephone number of agent for service)

With copies to:

David Roberts, Esq. O’Melveny & Myers LLP Yin Tai Centre Office Tower, 37th Floor No. 2 Jianguomenwai Ave. Beijing 100022 People’s Republic of China +86-10-6563-4200	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed maximum aggregate price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value US$0.0001 per share(1)(2)	4,600,000(2)	25.635(3)	117,921,000(3)	US$15,188(4)

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Commission on July 15, 2008 (File No. 333-152345). Each American depositary share represents four ordinary shares.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices on February 27, 2014 of the Registrant’s American depositary shares listed on the New York Stock Exchange, each representing four ordinary share of the Registrant.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to file Exhibit 1.1 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the face page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of its officers and directors, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing for indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of our officers and directors for all actions, costs, charges, losses, damages and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

In addition, pursuant to an indemnification agreement entered into by us and each of our executive officers and directors, we have agreed to indemnify each of them, to the extent permitted by Cayman law, against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

Any underwriting agreement entered into in connection with an offering of the securities may also provide for indemnification of us and our officers and directors in certain cases.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable as a matter of United States law.

Item 9.	Exhibits.

See the Exhibit Index immediately following the signature page for a list of exhibits filed as part of this registration statement on Form F-3.

Item 10.	Undertakings.

(A) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

(C) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and

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contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, the People’s Republic of China on March 7, 2014.

China Distance Education Holdings Limited

By:	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Title:	Chairman of the Board of Directors

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities indicated on March 7, 2014.

Signature	Capacity

/s/ Zhengdong Zhu Name: Zhengdong Zhu	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

/s/ Ping Wei Name: Ping Wei	Chief Financial Officer (principal financial and accounting officer)

* Name: Baohong Yin	Deputy Chairman of the Board of Directors

* Name: Hongfeng Sun	Director

* Name: Xiaoshu Chen	Independent Director

* Name: Annabelle Yu Long	Independent Director

* Name: Liankui Hu	Independent Director

* Name: Carol Yu	Independent Director

*By:	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Attorney-in-fact

EXHIBIT INDEX

Number	Description

1.1	Form of Underwriting Agreement.

3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant.*

4.1	Form of Ordinary Share certificate.*

4.2	Form of Deposit Agreement between the Registrant and Deutsche Bank Trust Company Americas, as depositary. (1)

4.3	Form of American depositary receipt evidencing American depositary shares (included in Exhibit 4.2). (1)

5.1	Opinion of Conyers, Dill & Pearman (Cayman) Limited.**

8.1	U.S. Tax Opinion of O’Melveny & Myers LLP.**

8.2	PRC Tax Opinion of Jingtian & Gongcheng.**

23.1	Consent of Deloitte Touche Tohmatsu Certified Public Accountants, LLP.**

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1).**

23.3	Consent of Conyers, Dill & Pearman (Cayman) Limited (included in Exhibit 5.1).**

23.4	Consent of Jingtian & Gongcheng (Shanghai) (included as Exhibit 8.2).**

24.1	Power of Attorney (included on signature page of Part II of this Registration Statement).**

*	Previously filed with the Registrant’s registration statement on Form F-1 (File No. 333-152167), as amended.
**	Previously filed.
(1)	Incorporated by reference to the Registration Statement on Form F-6 (File No. 333-152345) filed with the Securities and Exchange Commission with respect to American depositary shares representing our ordinary shares.